UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2014

CRANE CO.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 363-7300
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Effective January 31, 2014, Eric C. Fast retired as Chief Executive Officer of Crane Co. (the “Company”), and resigned from the Board of Directors of the Company (the “Board”).
Effective January 31, 2014, Elise M. Kopczick retired as Vice President, Human Resources of the Company.
On January 27, 2014, Ronald F. McKenna, a member of the Board, notified the Board that he chose not to stand for re-election to the Board at the end of his current term, which expires at the Company’s Annual Meeting in April 2014.
(c) On January 27, 2014, the Board elected Max H. Mitchell, 50, to the position of Chief Executive Officer of the Company, effective January 31, 2014. At the time of his election Mr. Mitchell held the positions of President and Chief Operating Officer, to which he was elected in January 2013. Prior to that time he held the positions of Executive Vice President and Chief Operating Officer from May 2011 to January 2013; Group President, Fluid Handling Segment from April 2005 to October 2012; and Vice President, Operational Excellence from March 2004 to April 2005.
In connection with his appointment Mr. Mitchell will receive an annual salary of $850,000; his target participation in the Annual Incentive Plan has been set at 100% of base salary; and he has been granted 92,283 stock options having a grant date value equivalent to $1,160,000 as well as 28,450 Performance-Based Restricted Share Units having a grant date value equivalent to $1,740,000. The Company has also entered into a Time Sharing Agreement with Mr. Mitchell permitting his personal use of the corporate aircraft, under which he will reimburse the Company for the aggregate incremental costs of such use in excess of $100,000 per year. A copy of the Time Sharing Agreement is attached as Exhibit 10.1.
(d) On January 27, 2014, effective January 31, 2014, the Board elected Max H. Mitchell a member of the Board, in the class of Directors whose terms will expire at the Annual Meeting in 2014. The Board also designated Mr. Mitchell a member of the Executive Committee of the Board.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes to Fiscal Year.
(a) On January 27, 2014 the Board approved two amendments to the By-laws of the Company. The following general description of the revisions is qualified in its entirety by the text of the By-laws as revised, which is attached as Exhibit 3.1.
(1) Article II, Sections 12 and 13 were amended to modify the procedures for stockholders to nominate candidates for election to the Board, and to propose other business to be transacted at meetings of stockholders.
(a) Section 12. Stockholder Director Nominations. As revised, a stockholder proposing to nominate a director will now be required to provide the Company with additional information about the nominating stockholder and the director nominee, including the information summarized below, and must update such information as of the record date for the meeting: (i) the number of shares of Company stock held by any affiliates or associates of the nominating stockholder and the director nominee, including details regarding any derivative securities held by the nominating stockholder or the director nominee with respect to Company shares; (ii) a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings; (iii) a description of any agreement with respect to compensation as a director from any person other than the Company, including a representation that there are no other understandings; (iv) a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality; (v) a requirement that the director nominee complete a questionnaire similar to the one required of existing directors; and (vi) a description of any material interest the nominating stockholder has in any such nomination.
Minor modifications were also made to some required time periods. As revised, such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

(b) Section 13. Stockholder Proposals of Other Business. As revised, a stockholder proposing business to be considered at the annual meeting of stockholders will now be required to provide the same additional information about its ownership of Company securities (including derivatives) as is required by Section 12 of the revised By-laws as described above. The notice must also now include a description of any agreement between the proposing stockholder and the Company and any material interest the stockholder has in the proposal.
(2) Article IV, Section 8A, which provided for the election of a President and Chief Operating Officer of the Company, was deleted, and Article IV, Section 8 was amended to provide that the President shall be the Chief Executive Officer of the Company. Conforming changes were made to other Sections of the By-laws.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

3.1	By-laws of the Company, as amended effective as of January 27, 2014

10.1	Time Sharing Agreement dated January 31, 2014 between the Company and Max H. Mitchell

99.1	Press Release dated January 31, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

January 31, 2014	By:	/s/ Richard A. Maue
Richard A. Maue
Vice President - Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	By-laws of the Company, as amended, effective as of January 27, 2014
10.1	Time-sharing Agreement dated January 31, 2014 between the Company and Max H. Mitchell
99.1	Press Release dated January 31, 2014